                                                                    EXHIBIT 4.05

                         Kendara, Inc. 1999 Stock Plan
                        Notice of Stock Option Exercise

Optionee Information:

Name:       _______________________________________                Social Security Number: _______ - ________ - _______

Address:    _______________________________________                Employee Number:        ____________________________

            _______________________________________


Option Information:

Date of Grant: _________________   _________,   19  __             Type of Option:    [_]       Nonstatutory (NSO) or
                                                                                      [_]       Incentive (ISO)

Exercise Price per share:  $ _______________

Total number of shares of Common Stock of Kendara, Inc.            ____________________ shares
(the "Company") covered by option:

Exercise Information:

Number of shares of Common Stock of the Company for which option is being exercised now:_________________. (These shares are referred to below as the "Purchased Shares.")

Total Exercise Price for the Purchased Shares: $_________

Form of payment enclosed [check all that apply]:

[_]  Check for $___________,                 [_]  Certificate(s) for ______ shares of Common Stock of the
     made payable to                              Company that I have owned for at least six months.
     "Kendara, Inc."                              (These shares will be valued as of the date this notice
                                                  is received by the Company.)

                                             [_]  Attestation Form covering ______ shares of Common Stock of the Company.  (These shares will be valued as of the
                                                  date this notice is received by the Company.)

Names in which the Purchased Shares should be registered [you must check one]:

[_]  In my name only

[_]  In the names of my spouse and myself as community property            My spouse's name (if applicable):

[_]  In the names of my spouse and myself as joint tenants with
     the right of survivorship                                              ___________________________________

The certificate for the Purchased  _______________________
Shares should be sent to the       _______________________
following address:                 _______________________

     You must sign this Notice on the second page before submitting it to the
                                    Company.

Representations and Acknowledgments of the Optionee:

1. I represent and warrant to the Company that I am acquiring and will hold the Purchased Shares for investment for my account only, and not with a view to, or for resale in connection with, any "distribution" of the Purchased Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

2. I understand that the Purchased Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Purchased Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or I obtain an opinion of counsel (in form and substance satisfactory to the Company and its counsel) that registration is not required.

3. I acknowledge that the Company is under no obligation to register the Purchased Shares.

4. I am aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. These conditions include (without limitation) that certain current public information about the issuer is available, that the resale occurs only after the holding period required by Rule 144 has been satisfied, that the sale occurs through an unsolicited "broker's transaction" and that the amount of securities being sold during any three-month period does not exceed specified limitations. I understand that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

5. I will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act.

6. I acknowledge that I have received and had access to such information as I consider necessary or appropriate for deciding whether to invest in the Purchased Shares and that I had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Purchased Shares.

7. I am aware that my investment in the Company is a speculative investment which has limited liquidity and is subject to the risk of complete loss. I am able, without impairing my financial condition, to hold the Purchased Shares for an indefinite period and to suffer a complete loss of my investment in the Purchased Shares.

8. I acknowledge that the Purchased Shares remain subject to the Company's right of first refusal and may remain subject to the Company's right of repurchase at the exercise price, all in accordance with the applicable Notice of Stock Option Grant and Stock Option Agreement.

9. I acknowledge that I am acquiring the Purchased Shares subject to all other terms of the Notice of Stock Option Grant and Stock Option Agreement.

10. I acknowledge that I have received a copy of the Company's memorandum regarding the federal income tax consequences of an option exercise and the tax election under section 83(b) of the Internal Revenue Code. In the event that I choose to make a section 83(b) election, I acknowledge that it is my responsibility--and not the Company's responsibility--to file the election in a timely manner, even if I ask the Company or its agents to make the filing on my behalf. I acknowledge that the Company has encouraged me to consult my own adviser to determine the tax consequences of acquiring the Purchased Shares at this time.

11. I agree to seek the consent of my spouse to the extent required by the Company to enforce the foregoing.

Signature:                              Date:

_______________________                 _______________________

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

                      Federal Income Tax Consequences and

                            Section 83(b) Election
                         (Current as of October 1998)

Purpose of This Memorandum

The purpose of this memorandum is to provide you with a brief summary of the tax consequences of exercising your option. For a number of reasons, this memorandum is no substitute for personal tax advice:

 .    To make the memorandum short and readable, only the highlights are covered.
     Some tax rules are not addressed, even though they may be important in particular cases.

 .    While the summary attempts to deal with the most common situations, your own tax situation may well be different from the norm.

 .    State and foreign income taxes are not addressed at all, even though they could have a significant impact on your tax planning. Likewise, federal gift and estate taxes and state inheritance taxes are not discussed.

 .    Tax planning involving incentive stock options is exceedingly complex, in part because of the possible application of the alternative minimum tax.

 .    The memorandum assumes that you are paying the exercise price of your option in cash (or in the form of a full-recourse promissory note with an interest rate that meets IRS requirements). If you are paying the exercise price in the form of stock, you become subject to special rules that are not addressed here.

 .    The tax rules change often, and the Company is not responsible for updating this summary.

For these reasons, the Company strongly encourages you to consult your own tax
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adviser before exercising your option and before making a decision about filing
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or not filing a section 83(b) election.
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Limit on ISO Treatment

The Notice of Stock Option Grant indicates whether your option is a nonstatutory stock option (NSO) or an incentive stock option (ISO). The favorable tax treatment for ISOs is limited, regardless of what the Notice of Stock Option Grant indicates. Of the options that become exercisable in any calendar year, only options covering the first $100,000 of stock are eligible for ISO treatment. The excess over $100,000 automatically receives NSO treatment. For this purpose, stock is valued at the time of grant. This means that the value is generally equal to the exercise price.

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

For example, assume that you hold an option to buy 50,000 shares for $4 per share. Assume further that the entire option is exercisable immediately after the date of grant. (It is irrelevant when the underlying stock vests.) Only the first 25,000 shares qualify for ISO treatment. (25,000 times $4 equals $100,000.) The remaining 25,000 shares will be treated as if they had been acquired by exercising an NSO. This is true regardless of when the option is actually exercised; what matters is when it first could have been exercised.

Exercise of Nonstatutory Stock Option to Purchase Vested Shares

The Notice of Stock Option Grant indicates whether your Purchased Shares are already vested. Vested shares are no longer subject to the Company's right to repurchase them at the exercise price, although they are still subject to the Company's right of first refusal. If you know that your Purchased Shares are already vested, there is no need to file a section 83(b) election.

If you are exercising an NSO to purchase vested shares, you will be taxed now. You will recognize ordinary income in an amount equal to the difference between
(a) the fair market value of the Purchased Shares on the date of exercise and
(b) the exercise price you are paying. If you are an employee or former employee of the Company, this amount is subject to withholding for income and payroll taxes. Your tax basis in the Purchased Shares (to calculate capital gain when you sell the shares) is equal to their fair market value on the date of exercise.

Exercise of NSO to Purchase Non-Vested Shares

If you are exercising an NSO to purchase non-vested shares, and if you do not file a timely election under section 83(b) of the Internal Revenue Code, then you will not be taxed now. Instead, you will be taxed whenever an increment of Purchased Shares vests--in other words, when the Company no longer has the right to repurchase those shares at the exercise price. The Notice of Stock Option Grant indicates when this occurs, generally over a period of several years. Whenever an increment of Purchased Shares vests, you will recognize ordinary income in an amount equal to the difference between (a) the fair market value of those Purchased Shares on the date of vesting and (b) the exercise price you are paying for those Purchased Shares. If you are an employee or former employee of the Company, this amount will be subject to withholding for income and payroll taxes. Your tax basis in the Purchased Shares (to calculate capital gain when you sell the shares) will be equal to their fair market value on the date of vesting.

If you are exercising an NSO to purchase non-vested shares, and if you file a timely election under section 83(b) of the Internal Revenue Code, then you will be taxed now. You will recognize ordinary income in an amount equal to the difference between (a) the fair market value of the Purchased Shares on the date of exercise and (b) the exercise price you are paying. If you are an employee or former employee of the Company, this amount is subject to withholding for income and payroll taxes. Your tax basis in the Purchased Shares (to calculate capital gain when you sell the shares) is equal to their fair market value on the date of exercise. Even if the fair market value of the Purchased Shares on the date of exercise equals the exercise price (and thus no tax is payable), the 83(b) election must be made in order to avoid having any subsequent appreciation taxed as ordinary income at the time of vesting.

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

You must file an 83(b) election with the Internal Revenue Service within 30 days
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after the Notice of Exercise of Stock Option is signed.  The 30-day filing
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period cannot be extended. If you miss the deadline, you will be taxed as the
Purchased Shares vest, based on the value of the shares at that time. (See above.) The form for making the 83(b) election is attached. Additional copies of the form must be filed with the Company and with your tax return for the year in which you make the election.

Exercise of ISO and ISO Holding Periods

If you are exercising an ISO, you will not be taxed under the regular tax rules until you dispose of the Purchased Shares./1/ (The alternative minimum tax rules are described below.) The tax treatment at the time of disposition depends on how long you hold the shares. You will satisfy the ISO holding periods if you hold the Purchased Shares until the later of the following dates:

 .    The date two years after the ISO was granted, and

 .    The date one year after the ISO is exercised.

Disposition of ISO Shares

If you dispose of the Purchased Shares after satisfying both of the ISO holding periods, then you will recognize only a long-term capital gain at the time of disposition. The amount of the capital gain is equal to the difference between
(a) the sales proceeds and (b) the exercise price. In general, the maximum marginal federal income tax rate on long-term capital gains is 20%.

If you dispose of the Purchased Shares before either or both of the ISO holding periods are met, then you will recognize ordinary income at the time of disposition. The calculation of the ordinary income amount depends on whether the shares are vested at the time of exercise.

 .    Shares Vested.  If the shares are vested at the time of exercise, the amount of ordinary income will be equal to the difference between (a) the fair market value of the Purchased Shares on the date of exercise and (b) the exercise price. But if the disposition is an arm's length sale to an unrelated party, the amount of ordinary income will not exceed the total gain from the sale. Under current IRS rules, the ordinary income amount will not be subject to withholding for income or payroll taxes. Your tax basis in the Purchased Shares will be equal to their fair market value on the date of exercise. Any gain in excess of your basis will be taxed as a capital gain--either long-term or short-term, depending on how long you hold the Purchased Shares after the date of exercise.

 .    Shares Not Vested--No 83(b) Election Filed.  If the Purchased Shares are
     not vested at the time of exercise, and if you do not file a timely election under section 83(b) of the Internal

______________________
/1/ Generally, a "disposition" of shares purchased under an ISO encompasses any transfer of legal title, such as a transfer by sale, exchange or gift, but does not include a transfer to your spouse, a transfer into joint ownership with right of survivorship (if you remain one of the joint owners), a pledge, a transfer by bequest or inheritance, or certain tax free exchanges permitted under the Internal Revenue Code.

     Revenue Code, then the amount of ordinary income will be equal to the difference between (a) the fair market value of the Purchased Shares on the date of vesting and (b) the exercise price. But if the disposition is an arm's length sale to an unrelated party, the amount of ordinary income will not exceed the total gain from the sale. Under current IRS rules, the ordinary income amount will not be subject to withholding for income or payroll taxes. Your tax basis in the Purchased Shares will be equal to their fair market value on the date of vesting. Any gain in excess of your basis will be taxed as a capital gain--either long-term or short-term, depending on how long you hold the Purchased Shares after the date of vesting.

 .    Shares Not Vested--Timely 83(b) Election Filed.  If the shares are not vested at the time of exercise, and if you file a timely election under section 83(b) of the Internal Revenue Code, then the amount of ordinary income will be equal to the difference between (a) the fair market value of the Purchased Shares on the date of exercise and (b) the exercise price. In other words, the 83(b) election causes the ordinary income to be calculated as if the shares were vested at the time of exercise. All other rules described above for the purchase of vested shares by exercising an ISO apply here as well. You must file an 83(b) election with the Internal
                         -------------------------------------------------
     Revenue Service within 30 days after the Notice of Exercise of Stock Option
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     is signed. The 30-day filing period cannot be extended. Note that, in the
     ---------
     case of an ISO, the 83(b) election does not trigger an immediate tax; it merely affects how the ordinary income is calculated when you dispose of the Purchased Shares. If you miss the filing deadline, the amount of your ordinary income will be based on the value of the Purchased Shares at the time they vest. (See above.) The form for making the 83(b) election is attached. Additional copies of the form must be filed with the Company and with your tax return for the year in which you make the election.

You may not know at this time whether you will dispose of your Purchased Shares before meeting the two holding periods. You should nevertheless consider filing an 83(b) election. If you meet the holding periods, the election will be moot for purposes of the regular tax system, since you will have no ordinary income. (The effect of the election under the alternative minimum tax system is discussed below.) If you do not satisfy the holding periods, then the election will take effect and will limit your ordinary income to the gain that existed at the time of exercise.

Summary of Alternative Minimum Tax

The alternative minimum tax (AMT) must be paid if it exceeds your regular income tax. The AMT is equal to 26% of your alternative minimum tax base up to $175,000 and 28% of the excess over $175,000. (In the case of married individuals filing separately, the breakpoint is $87,500 rather than $175,000.) Your alternative minimum tax base is equal to your alternative minimum taxable income (AMTI) minus your exemption amount.

 .    Alternative Minimum Taxable Income.  Your AMTI is equal to your regular taxable income, subject to certain adjustments and increased by items of tax preference. Among the many adjustments made in computing AMTI are the following:

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

 .    State and local income and property taxes are not allowed as a deduction.

 .    Miscellaneous itemized deductions are not allowed.

 .    Medical expenses are not allowed as a deduction until they exceed 10% of adjusted gross income (as opposed to the 7.5% floor that applies to regular income taxes).

 .    Certain interest deductions are not allowed.

 .    The standard deduction and personal exemptions are not allowed.

 .    When an ISO is exercised, the spread is treated as if the option were an
     NSO. (See discussion below.)

 .    Exemption Amount.  Before AMT is calculated, AMTI is reduced by the exemption amount. The exemption amount is as follows:

     ------------------------------------------------------------------------------------------------
     Joint Returns:  $45,000          Single Returns:  $33,750        Separate Returns: $22,500
     -------------------------------------------------------------------------------------------------

  The exemption amount is phased out by 25 cents for each $1 by which AMTI exceeds the following levels:

     -------------------------------------------------------------------------------------------------
     Joint Returns:  $150,000         Single Returns:  $112,500       Separate Returns:  $75,000
     -------------------------------------------------------------------------------------------------

     This means, for example, that the entire $45,000 exemption amount disappears for married individuals filing joint returns when AMTI reaches $330,000.

Application of AMT When ISO Is Exercised

As noted above, when an ISO is exercised, the spread is treated for AMT purposes as if the option were an NSO. In other words, the spread is included in AMTI at the time of exercise, unless the Purchased Shares are not yet vested at the time of exercise. If the Purchased Shares are not yet vested, the value of the shares minus the exercise price is included in AMTI when the shares vest. If you make an election under section 83(b) within 30 days after exercise, then the spread should be included in AMTI at the time of exercise. You must file an
                                                            ----------------
83(b) election with the Internal Revenue Service within 30 days after the Notice
--------------------------------------------------------------------------------
of Exercise of Stock Option is signed. The 30-day filing period cannot be
-------------------------------------
extended.

A special rule applies if you dispose of the Purchased Shares in the same year in which you exercised the ISO. If the amount you realize on the sale is less than the value of the stock at the time of exercise, then the amount includible in AMTI on account of the ISO exercise is limited to the gain realized on the sale./2/

___________________
/2/ This is similar to the rule that applies under the regular tax system in the event of a disqualifying disposition of ISO stock. The amount of ordinary income that must be recognized in that case generally does not exceed the amount of the gain realized in the disposition.

To the extent that your AMT is attributable to the spread on exercising an ISO (and certain other items), the AMT paid may be applied as a credit against your regular income tax liability in future years. But this tax credit cannot reduce your regular income tax liability in any future tax year below your AMT for that year. The AMT credit may be carried forward indefinitely, but it may not be carried back. (In practice, many optionees who paid AMT upon exercising an ISO find that they cannot fully use this tax credit for many years, if at all.)

When Purchased Shares are sold, your basis for purposes of computing the capital gain or loss under the AMT system is increased by the option spread that exists at the time of exercise. Again, an ISO is treated under the AMT system much like an NSO is treated under the regular tax system. But your basis in the ISO shares for purposes of computing gain or loss under the regular tax system is equal to the exercise price; it does not reflect any AMT that you pay on the spread at exercise. Therefore, if you pay AMT in the year of the ISO exercise and regular income tax in the year of selling the Purchased Shares, you could pay tax twice on the same gain (except to the extent that you can use the AMT credit described above).

                             Section 83(b) Election

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

     (1)  The taxpayer who performed the services is:

          Name: __________________________________________

          Address: _______________________________________

                   _______________________________________

          Social Security No.: ___________________________

     (2) The property with respect to which the election is made is ______ shares of the common stock of Kendara, Inc.

     (3)  The property was transferred on ________ __, _____.

     (4)  The taxable year for which the election is made is the calendar year
          _____.

     (5) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's service with the issuer is terminated. The issuer's repurchase right lapses in a series of installments over a ______-year period ending on ___________ ____,___.


     (6) The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $_____ per share.

     (7)  The amount paid for such property is $_____ per share.

     (8) A copy of this statement was furnished to Kendara, Inc., for whom taxpayer rendered the services underlying the transfer of such property.

     (9)  This statement is executed on _______ __, _____.

____________________________            _______________________________________
Signature of Spouse (if any)            Signature of Taxpayer

This election must be filed with the Internal Revenue Service Center with which the Optionee files his or her federal income tax returns and must be filed within 30 days after the date of purchase. This filing should be made by registered or certified mail, return receipt requested. The Optionee must retain two copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.

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